Exhibit 3

PRIVATE PLACEMENT AGREEMENT

PRIVATE PLACEMENT AGREEMENT dated as of July 19, 2007, by and among Babcock & Brown Air Limited, a Bermuda exempted company (the “Company”), and each of the persons named in the signature pages hereof (each, a “Principal Investor”).

WHEREAS, the Company intends to offer American Depositary Shares (“ADSs”) representing its common shares, par value $0.001 per share (“Common Shares”), in an initial public offering of the Company (the “IPO”); and

WHEREAS, the Company proposes to issue and sell to the Principal Investors an aggregate of 13,855,839 ADSs (the “Shares”) at a price per Share equal to the price per ADS to be paid by public investors in the IPO (the “IPO Price”), and the each of the Principal Investors desires, subject to the terms and conditions set forth herein, to subscribe for the Shares at a price per Share equal to the IPO Price;

WHEREAS, the Company proposes to agree to provide each of the Principal Investors and certain other investors with registration rights as set forth in the form of registration rights agreement attached hereto as Exhibit A (the “Registration Rights Agreement”); and

WHEREAS, the Principal Investors propose to agree to be bound by lock-up restrictions as set forth herein with respect to the Shares to be purchased by them hereby, together with any securities issued with respect to such Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

ARTICLE 1

ISSUANCE, SALE AND PURCHASE OF SHARES

SECTION 1.01. Issuance, Sale and Purchase of Shares. On the basis of the representations, warranties and covenants contained in this Private Placement Agreement, and subject to the terms and conditions contained herein, the Company agrees to issue and sell to the several Principal Investors, and each Principal Investor, severally and not jointly, agrees to subscribe for, the respective number of Shares set forth in Schedule I hereto opposite its name at a price per Share equal to the IPO Price.

Each of the Principal Investors and transferees of the Shares and certain other investors shall have the registration rights set forth in the Registration Rights Agreement to be executed on and dated as of the Closing (as defined below).

SECTION 1.02. Closing. Subject to the terms and conditions contained in this Private Placement Agreement, the closing of the subscription for the Shares (the “Closing”) shall take place at the time and on the date that the IPO is consummated. Delivery of the Shares shall be made to each of the several Principal Investors against (i) payment to the Company by wire transfer of immediately available funds of the aggregate subscription price for the Shares to be subscribed for by such Principal Investor, or (ii) a combination of (A) payment to the Company by wire transfer of immediately available funds in an amount no less than the aggregate par value of the Shares to be subscribed for by such Principal Investor and (B) delivery to the Company of a note in the form of Exhibit B with a principal amount equal to the aggregate subscription price for the Shares to be subscribed for by such Principal Investor (plus, in the case of BBGP Aircraft Holdings Limited (“BBGP”), BBAM Co-Investor Limited (“BBAM Co-Investor”), Babcock & Brown Aircraft Lessor No. 1 Ltd. (“BBALN1”), Direct Investment Fund Equity Trust (“DIF Equity”) or Direct Investment Fund Mezzanine Debt Trust (“DIF Mezzanine Debt”), the additional payment to be made by such Principal Investor to the Company pursuant to Section 1.03), less the amount of immediately available funds paid by such Principal Investor pursuant to clause (ii)(A), together with legal opinions satisfactory to the Company with respect to the due authorization and enforceability of any such note, the enforceability of the security agreement referred to in Section 8 of such note and the creation and perfection of the security interest in the collateral securing such note.

SECTION 1.03. Additional Payment Obligation. In consideration of the arrangement of the transactions occurring in connection with the IPO, BBGP agrees to pay to the Company $1,449,086.12, BBAM Co-Investor agrees to pay to the Company $217,376.30, BBALN1 agrees to pay the Company $501,637.62, DIF Equity agrees to pay to the Company $334,425.08, and DIF Mezzanine Debt agrees to pay to the Company $167,212.54, in each case upon the Closing by (i) wire transfer of immediately available funds, (ii) adding such amount to the principal of any note delivered by such Principal Investor pursuant to clause (ii)(B) of Section 1.02, or (iii) a combination of wire transfer of immediately available funds and the addition of the balance of such amount to the principal of the applicable note delivered by such Principal Investor pursuant to clause (ii)(B) of Section 1.02.

SECTION 1.03. Conditions. The obligations of the Principal Investors to subscribe for the Shares and to pay the subscription price at the Closing shall be subject to the satisfaction of each of the following conditions as of the Closing:

a)

the representations and warranties contained in Section 2 hereof being true and correct at and as of the Closing as though then made, and the Company having performed all of the covenants to be performed by it hereunder prior to the Closing;

b)	the Company having executed the Registration Rights Agreement and the Principal Investors having received an original copy thereof, duly executed by the Company; and
c)	the closing of the IPO occurring simultaneously with the Closing.

ARTICLE 2

REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to, and agrees with, each of the Principal Investors as follows:

SECTION 2.01. Corporate Existence and Power. The Company has been duly incorporated and is an exempted company in good standing under the laws of Bermuda with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct is business.

SECTION 2.02. Authority, Approval and Enforceability. This Private Placement Agreement has been duly authorized, executed and delivered by the Company and constitutes its valid and binding agreement, enforceable against it in accordance with its terms. The Common Shares represented by the Shares have been duly and validly authorized for issue.

ARTICLE 3

REPRESENTATIONS OF THE PRINCIPAL INVESTORS

Each Principal Investor, severally and not jointly, represents and warrants to, and agrees with, the Company as follows:

SECTION 3.01. Corporate Power. Such Principal Investor has the corporate power and authority to enter into this Private Placement Agreement.

SECTION 3.02. Authority, Approval and Enforceability. This Private Placement Agreement has been duly authorized, executed and delivered by such Principal Investor and constitutes its valid and binding agreement, enforceable against it in accordance with its terms.

SECTION 3.03. Private Placement.

a)

Such Principal Investor understands that the offering and sale of the Shares to it as contemplated hereby are intended to be exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to Section 4(2) thereunder.

b)

The Shares to be acquired by such Principal Investor pursuant to this Private Placement Agreement are being acquired for its own account for investment and without a view to the public distribution of such Shares or any interest therein; provided that nothing contained herein shall prevent such Principal Investor and subsequent holders of the Restricted Securities, as defined in Section 4.06 below, from transferring such securities in compliance with the provisions of Article 4 hereof.

c)

Such Principal Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and such Principal Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

d)

Such Principal Investor has been given the opportunity to ask questions of and receive answers from the Company concerning the Company, the Shares and other related matters. Such Principal Investor further represents and warrants to the Company that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Shares and that the Company has made available to such Principal Investor or its agents all documents and information relating to an investment in the Shares requested by or on behalf of such Principal Investor. In evaluating the suitability of an investment in the Shares, such Principal Investor has not relied upon any other representations or other information (other than as contemplated by the preceding sentences), whether oral or written, made by or on behalf of the Company.

e)	Such Principal Investor is an “Accredited Investor” as such term is defined in Regulation D under the 1933 Act.

ARTICLE 4

LOCK-UP PERIOD; TRANSFER OF RESTRICTED SECURITIES

SECTION 4.01. Lock-Up Period. If the IPO closes, each of the Principal Investors will not, without the prior consent of the Company, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Principal Investor or any affiliate of such Principal Investor or any person in privity with such Principal Investor or any affiliate of such Principal Investor), directly, or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to, the Shares to be purchased by such Principal Investor or any securities convertible into, or exercisable or exchangeable for, such Shares, for a period of 360 days (in the case of Babcock & Brown JET-i Co., Ltd.) or 180 days (in the case of all other Principal Investors) after the date of the final prospectus for the IPO, other than (i) transfers to affiliates of such Principal Investor, provided that the affiliate transferee agrees to be bound by the terms of the restrictions contained in this Section 4.01 for the remaining portion of such period, (ii) pledges of Shares to a financial institution that extends a “margin” loan to finance any Principal Investor’s acquisition of its Shares, provided that the pledgee agrees to be bound by the terms of the restrictions contained in this Section 4.01 for the remaining portion of such period, or (iii) sales of Shares by any Principal Investor in the IPO pursuant to the underwriting agreement with the underwriters for the IPO.

SECTION 4.02. General Provisions. Restricted Securities are transferable only pursuant to (i) public offerings registered under the 1933 Act, (ii) Rule 144 under the 1933 Act (or any similar rule or rules then in force) if such rule is available, or (iii) subject to the conditions specified in Section 4.02 below, any other applicable exemption from registration legally available under the 1933 Act; and only to the extent set forth in this Article 4.

SECTION 4.03. Opinion Delivery. In connection with the transfer of any Restricted Securities pursuant to Section 4.02(iii), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Weil, Gotshal & Manges LLP or other counsel that, to the Company’s reasonable satisfaction, is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the 1933 Act.

In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Weil, Gotshal & Manges LLP or other counsel that no subsequent transfer of such Restricted Securities shall require registration under the 1933 Act, the Company shall, promptly upon such contemplated transfer, deliver new certificates for such Restricted Securities that do not bear the 1933 Act legend set forth below in Section 4.04. If the Company is not required to deliver new certificates for such Restricted Securities bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 4.03. Notwithstanding anything to the contrary herein, transfers to or among affiliates of any Principal Investor shall not require delivery of the opinion required in this Section 4.03.

SECTION 4.04. Legend. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, BY ANY STATE SECURITIES COMMISSION OR BY ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.”

SECTION 4.05. Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 4.04 from the certificates for such Restricted Securities.

SECTION 4.06. Definition of Restricted Securities. For the purposes of this Private Placement Agreement, “Restricted Securities” means (i) the Shares issued hereunder and (ii) any securities issued with respect to the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered for sale under the 1933 Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the 1933 Act or (c) been otherwise transferred and new stock certificates not bearing the 1933 Act legend set forth in Section 4.04 have been delivered by the Company in accordance with Section 4.03. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new certificates representing securities of like tenor not bearing a 1933 Act legend of the character set forth in Section 4.04.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01. Notices. All notices and other communications required or permitted under this Private Placement Agreement shall be deemed to have been duly given and made if in writing and if served by personal delivery to the party for whom intended, by facsimile transmission, by telegram or telex or by registered or certified mail (postage prepaid, return receipt requested), sent to the following addresses (or such other address for a party as shall be specified by like notice):

If to the Company:

Babcock & Brown Air Limited

West Pier

Dun Laoghaire

County Dublin, Ireland

Facsimile: +353 1 231-1900

Attention: Chief Executive Officer

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: +1 (212) 310-8007

Attention: Boris Dolgonos, Esq.

If to any of the Principal Investors:

c/o Babcock & Brown Aircraft Management LLC

2 Harrison Street

6th Floor

San Francisco CA 94105

Facsimile: +1 (415) 267-1500

Attention: Greg Azzara

and, in the case of DIF Equity and DIF Mezzanine Debt, as provided on Schedule II.

SECTION 5.02. Amendments and Waivers. Any provision of this Private Placement Agreement may be amended, modified, supplemented or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Private Placement Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

SECTION 5.03. Successors and Assigns. The provisions of this Private Placement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Private Placement Agreement without the consent of each other party hereto, and provided further that, notwithstanding the foregoing, each Principal Investor may assign, delegate or otherwise transfer any of its rights or obligations under this Private Placement Agreement to any of its affiliates (as such term is defined in Rule 144 under the 1933 Act). Notwithstanding the foregoing, it is understood that subsequent transferees of Shares shall be entitled to the registration rights set forth in the Registration Rights Agreement.

SECTION 5.04. Severability. Any provision of this Private Placement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Private Placement Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.05. Counterparts; Effectiveness; Third-Party Beneficiaries. This Private Placement Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Private Placement Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Private Placement Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 5.06. Entire Agreement. This Private Placement Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Private Placement Agreement and supersedes and preempts all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Private Placement Agreement in any way.

SECTION 5.07. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 5.08. Governing Law. This Private Placement Agreement shall be governed by and construed in accordance with laws of the State of New York.

SECTION 5.09. Provisions Relating to DIF Mezzanine Debt and DIF Equity. The provisions of Schedule II hereto are incorporated herein by reference and constitute a part of this Private Placement Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Private Placement Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BABCOCK & BROWN AIR LIMITED
By:	/s/ Colm Barrington
Name:	Colm Barrington
Title:	Chief Executive Officer

BABCOCK & BROWN JET-I CO., LTD
By:	/s/ Robert S. Tomczak
Name:	Robert S. Tomczak
Title:	Director

BBGP AIRCRAFT HOLDINGS LIMITED
By:	/s/ Dwight Dubé
Name:	Dwight Dubé
Title:	Director

BBAM CO-INVESTOR LIMITED
By:	/s/ Dwight Dubé
Name:	Dwight Dubé
Title:	Director

NOMURA BABCOCK & BROWN CO., LTD
By:	/s/ Yoshifumi Kawabata
Name:	Yoshifumi Kawabata
Title:	President and Representative Executive Officer

9

Signed for Babcock & Brown Direct Investment Fund Limited as responsible entity for the Direct Investment Fund Equity Trust (ARSN 103 310 407) by its attorney in the presence of:

/s/ Theodore W. Dow	/s/ Fergus J. Neilson
Witness Signature	Attorney Signature

Theodore W. Dow	Fergus J. Neilson
Print Name	Print Name

Signed for Babcock & Brown Direct Investment Fund Limited as responsible entity for the Direct Investment Fund Mezzanine Debt Trust (ARSN 103 309 780) by its attorney in the presence of:

/s/ Theodore W. Dow	/s/ Fergus J. Neilson
Witness Signature	Attorney Signature

Theodore W. Dow	Fergus J. Neilson
Print Name	Print Name

10

BABCOCK & BROWN AIRCRAFT LESSOR NO. 1 LTD.
By:	/s/ Richard Umbrecht
Name:	Richard Umbrecht
Title:	Director

SCHEDULE I

Name of Principal Investor	Number of Shares
Babcock & Brown JET-I Co. Ltd.	4,422,529
BBGP Aircraft Holdings Limited	4,558,216
BBAM Co-Investor Limited	683,774
J.P. Morgan Nominees Australia Limited as nominee for JPMorgan Chase Bank, N.A. (ACN 074 112 011) as custodian for the Direct Investment Fund Equity Trust	1,051,961
J.P. Morgan Nominees Australia Limited as nominee for JPMorgan Chase Bank, N.A. (ACN 074 112 011) as custodian for the Direct Investment Fund Mezzanine Debt Trust	525,980
Nomura Babcock & Brown Co., Ltd	1,035,438
Babcock & Brown Aircraft Lessor No. 1 Ltd.	1,577,941
Total	13,855,839

SCHEDULE II

Provisions relating to DIF Mezzanine Debt:

References to DIF Mezzanine Debt are to BABCOCK & BROWN DIRECT INVESTMENT FUND LIMITED, a company incorporated under the laws of Australia having its registered office at Level 37, The Chifley Tower, 2 Chifley Square, Sydney (ABN 15 101 611 438) as responsible entity and trustee of the Direct Investment Fund Mezzanine Debt Trust (ARSN 103 309 780).

(a) Where this Agreement confers any right on Babcock & Brown Direct Investment Fund Limited (“DIF”) in its capacity as responsible entity of the Direct Investment Fund Mezzanine Debt Trust (ARSN 103 309 780) (the “DIF Trust”), this Agreement is to be read as conferring those rights upon J.P. Morgan Nominees Australia Limited as nominee for JPMorgan Chase Bank, N.A. (ACN 074 112 011) as custodian for the DIF Trust, to be exercised on behalf of, and at the direction of, the DIF Trust.

(b) DIF enters into this Agreement only in its capacity as responsible entity of the DIF Trust and in no other capacity.

(c) Except to the extent expressly provided by clause (e) below: (i) a liability or obligation of DIF arising under or in connection with this Agreement is limited to and can be enforced against DIF only to the extent to which it can be satisfied out of assets of the DIF Trust out of which DIF is actually indemnified for the liability; (ii) DIF will have no personal liability to any other party to this Agreement and the other parties waive their rights and release DIF from any personal liability; and (iii) this limitation of DIF’s liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of, undertaken or incurred by, or devolving on, DIF arising from, or in any way connected with, any conduct, omission, representation, warranty, agreement, transaction or other matter or thing under or related to this Agreement.

(d) The parties other than DIF may not: (i) sue DIF in any capacity other than as responsible entity of the DIF Trust, including seeking the appointment of a receiver, or a liquidator, an administrator or any similar person to DIF; or (ii) prove in any liquidation, administration or arrangements of or affecting DIF.

(e) The provisions of clause (c) will not apply to any liability or obligation of DIF to the extent that it is not satisfied because under this Agreement, the constitution of the DIF Trust or by operation of law there is a reduction in the extent of DIF’s indemnification out of the assets of the DIF Trust, as a result of DIF’s fraud, negligence or breach of trust.

Provisions Relating to DIF Equity:

References to DIF Equity are to BABCOCK & BROWN DIRECT INVESTMENT FUND LIMITED, a company incorporated under the laws of Australia having its registered office at Level 37, The Chifley Tower, 2 Chifley Square, Sydney (ABN 15 101 611 438) as responsible entity and trustee of the Direct Investment Fund Equity Trust (ARSN 103 310 407).

(a) Where this Agreement confers any right on Babcock & Brown Direct Investment Fund Limited (“DIF”) in its capacity as responsible entity of the Direct Investment Fund Equity Trust (ARSN 103 310 407) (the “DIF Trust”), this Agreement is to be read as conferring those rights upon J.P. Morgan Nominees Australia Limited as nominee for JPMorgan Chase Bank, N.A. (ACN 074 112 011) as custodian for the DIF Trust, to be exercised on behalf of, and at the direction of, the DIF Trust.

(b) DIF enters into this Agreement only in its capacity as responsible entity of the DIF Trust and in no other capacity.

(c) Except to the extent expressly provided by clause (e) below: (i) a liability or obligation of DIF arising under or in connection with this Agreement is limited to and can be enforced against DIF only to the extent to which it can be satisfied out of assets of the DIF Trust out of which DIF is actually indemnified for the liability; (ii) DIF will have no personal liability to any other party to this Agreement and the other parties waive their rights and release DIF from any personal liability; and (iii) this limitation of DIF’s liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of, undertaken or incurred by, or devolving on, DIF arising from, or in any way connected with, any conduct, omission, representation, warranty, agreement, transaction or other matter or thing under or related to this Agreement.

(d) The parties other than DIF may not: (i) sue DIF in any capacity other than as responsible entity of the DIF Trust, including seeking the appointment of a receiver, or a liquidator, an administrator or any similar person to DIF; or (ii) prove in any liquidation, administration or arrangements of or affecting DIF.

(e) The provisions of clause (c) will not apply to any liability or obligation of DIF to the extent that it is not satisfied because under this Agreement, the constitution of the DIF Trust or by operation of law there is a reduction in the extent of DIF’s indemnification out of the assets of the DIF Trust, as a result of DIF’s fraud, negligence or breach of trust.

Notices for DIF Equity and DIF Mezzanine Debt shall be sent to:

Babcock & Brown Direct Investment Fund Limited

Level 32

The Chifley Tower

2 Chifley Square

Sydney NSW 2000

Tel: +61 2 9229 1800

Fax: +61 2 9235 3496

Attn: Chief Investment Officer

EXHIBIT A

Form of Registration Rights Agreement

EXHIBIT B

Form of Note